Exhibit 99.1

Provident New York Bancorp 400 Rella Boulevard Montebello, NY 10901-4243 T 845.369.8040 F 845.369.8255 www.providentbanking.com

FOR IMMEDIATE RELEASE

CONTACT:

Suzanne Copeland, Provident Bank

845.369.8341

PROVIDENT NEW YORK BANCORP ANNOUNCES

CAPITAL RAISE OF $46 MILLION

MONTEBELLO, NY— (August 7, 2012) – Provident New York Bancorp (NYSE: PBNY) (the “Company”), parent company of Provident Bank, announced today that it has sold directly to several institutional investors an aggregate of 6,258,504 shares of its common stock at a price of $7.35 per share. The price represents approximately a 3.5% discount to the 30 day volume weighted stock price average at the time the offering price was determined. The Company received net proceeds of approximately $46 million. The Company intends to use the net proceeds for general corporate purposes, including a capital contribution to Provident Bank, where the funds will be deployed in the Bank’s general banking business, and to support strategic initiatives.

“We are very pleased with the investor response to our offering, which represents the confidence we have instilled in the financial markets in our strategy and our ability to execute on it effectively,” said Jack Kopnisky, President and CEO. “This additional capital will allow us to continue our growth in the very attractive Greater New York metropolitan area.”

BofA Merrill Lynch served as the Company’s financial advisor in connection with this transaction.

The securities described above are being offered pursuant to a registration statement previously filed with and declared effective by the Securities and Exchange Commission (“SEC”). This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction. Additional information about the terms of the offering are available in the Company’s prospectus supplement and the accompanying base prospectus and a Current Report on Form 8-K relating to the offering, which when filed will be available on the SEC’s website at www.sec.gov.

Headquartered in Montebello, N.Y., Provident Bank, with $3.2 billion in assets, specializes in the delivery of service and solutions to business owners, their families, and consumers in communities within the greater New York City marketplace through teams of dedicated and experienced relationship managers. Our franchise includes 36 Financial Centers. Provident Bank offers a complete line of commercial, business, and consumer banking products and services. For more information, visit the Provident Bank Web site at www.providentbanking.com.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

Any statements contained herein that are not statements of historical fact, including those that anticipate future growth, may be deemed to be forward-looking statements. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that may adversely affect the Company’s ability to realize its plans. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. There are a number of important factors described in documents filed by the Company with the Securities and Exchange Commission and other factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

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